Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

The following are the subsidiaries of Rise Companies Corp. as of December 31, 2025:

Name	State or Jurisdiction of Organization
Fundrise, LLC	Delaware
Fundrise Servicing LLC	Delaware
Fundrise Management, LLC	Delaware
Fundrise GP I, LLC	Delaware
Fundrise, LP	Delaware
Fundrise Advisors LLC	Delaware
Fundrise Lending, LLC	Delaware
Fundrise Real Estate, LLC	Delaware
RealAI Systems, LLC	Delaware
Fundrise Real Estate Interval Fund II, LLC	Delaware
Fundrise eREIT, LLC	Delaware